Exhibit 99.1

Amcor Reports Solid Third Quarter Results and Updates Fiscal 2026 Guidance
Highlights - Three Months Ended March 31, 2026
•Net sales $5,914 million, up 77% driven by the Berry acquisition
•GAAP Net income $278 million including acquisition related costs and GAAP diluted EPS of $0.60
•Acquisition synergies of $77 million, at upper end of expectations
•Adjusted EBITDA $892 million, up 87% and adjusted EBIT $687 million, up 79%
•Adjusted EBITDA margin of 15.1%, up from 14.3% and adjusted EBIT margin of 11.6%, up modestly
•GAAP EPS of $0.60 and Adjusted EPS of $0.96, up 6%
YTD Highlights - Nine Months Ended March 31, 2026
•Net sales $17,108 million, up 72% driven by the Berry acquisition
•GAAP Net income $717 million including acquisition related costs and GAAP diluted EPS of $1.55
•Adjusted EBITDA $2,628 million, up 88% and adjusted EBIT $1,977 million, up 78%
•Adjusted EBITDA margin of 15.4%, up from 14.1% and adjusted EBIT margin of 11.6%, up from 11.2%
•Adjusted EPS of $2.79, up 11%
•Six divestiture agreements reached under previously announced portfolio optimization initiative
Fiscal 2026 Guidance:
•Adjusted EPS $3.98 to $4.03, growth of ~12% at the midpoint; Mitigating impact of Middle East conflict
•Free Cash Flow revised to be $1.5-1.6 billion
Amcor CEO Peter Konieczny said, “Third quarter results were in line with expectations and reflect the resilience of our business as we mark the first anniversary of bringing legacy Amcor and Berry together as One Amcor. Over the past year, we have executed a smooth integration, built a strong leadership structure, and made meaningful progress on synergy delivery and portfolio optimization. While we continue to operate in a challenging market environment, our global scale, diversified portfolio, and strong customer and supplier partnerships position us well. We remain focused on what we can control—ensuring reliable supply, managing costs and pricing responsibly to offset inflation, and supporting our customers. With clear visibility to additional synergy benefits and a proven ability to navigate volatility, we are confident in our outlook and the continued strength of our business."

Key Financials (1)(2)(3)			Three Months Ended March 31,		Nine Months Ended March 31,
GAAP results			2025 $ million	2026 $ million	2025 $ million	2026 $ million
Net sales			3,333	5,914	9,927	17,108
Net income attributable to Amcor plc			196	278	550	717
EPS (diluted, $)			0.68	0.60	1.90	1.55

			Reported ∆%			Reported ∆%
	Three Months Ended March 31,			Nine Months Ended March 31,
Adjusted non-GAAP results	2025 $ million	2026 $ million		2025 $ million	2026 $ million
Net sales	3,333	5,914	77	9,927	17,108	72
EBITDA	477	892	87	1,397	2,628	88
EBIT	384	687	79	1,112	1,977	78
Net income	261	446	71	728	1,293	78
EPS ($)	0.90	0.96	6	2.51	2.79	11
Free Cash Flow	20	(39)		(17)	(93)
All amounts referenced throughout this document are in US dollars unless otherwise indicated and numbers may not add up to the totals provided due to rounding.
(1) Adjusted non-GAAP results exclude items not considered representative of ongoing operations. Further details on non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information”.
(2) All prior year results reflect the Amcor plc group, considered the accounting acquirer in the April 30, 2025 combination between Amcor plc and Berry Global.
(3) All periods presented in this release have been retroactively adjusted to reflect the 1-for-5 reverse stock split effected on January 14, 2026. Further details can be found under 'Reverse Stock Split'.

Financial Results
Three months ended March 31, 2026
Net sales of $5,914 million were 70% higher than last year on a constant currency basis, including approximately $2.4 billion of acquired sales net of divestments, which represents growth of approximately 71%. The pass through of movements in raw material costs had no material impact on net sales and the remaining (1%) year over year variation reflects the impact of volumes and price/mix.
The Company estimates that volumes were approximately 1.5% lower than estimated combined volumes for the legacy Amcor and legacy Berry businesses in the March quarter last year, excluding non-core and divested businesses. The Company estimates that price/mix did not have a material impact on net sales.
Adjusted EBIT of $687 million was 72% higher than last year on a constant currency basis, including approximately $239 million of acquired EBIT net of divestments which represents growth of approximately 62%. The remaining 10% year over year variation mainly reflects synergy benefits from the Berry acquisition of approximately $57 million and continued disciplined execution against cost and productivity initiatives, partly offset by lower volumes.
GAAP net interest expense was $153 million and GAAP income tax expense was $32 million. Inclusive of acquisition related financial benefits of approximately $20 million, adjusted net interest expense was $150 million and adjusted tax expense was $91 million representing an effective tax rate of 17.0%. Adjusted net interest expense was $79 million higher than the prior year primarily as a result of increased acquisition related net debt.
Free cash outflow of $39 million was in-line with expectations after funding approximately $78 million of net transaction, restructuring and integration costs.
Net debt was $14,266 million at March 31, 2026.
Nine months ended March 31, 2026
Net sales of $17,108 million were 67% higher than last year on a constant currency basis, including approximately $6.9 billion of acquired sales net of divestments, which represents growth of approximately 69%. The pass through of movements in raw material costs had no material impact on net sales and the remaining (2%) year over year variation reflects the impact of volumes and price/mix.
Adjusted EBIT of $1,977 million was 73% higher than last year on a constant currency basis, including approximately $746 million of acquired EBIT net of divestments which represents growth of approximately 67%. The remaining 6% year over year variation mainly reflects synergy benefits from the Berry acquisition of approximately $140 million partly offset by lower volumes.
GAAP net interest expense was $460 million and GAAP income tax expense was $84 million. Inclusive of acquisition related financial benefits of approximately $30 million, adjusted net interest expense was $431 million and adjusted tax expense was $253 million representing an effective tax rate of 16.3%.
Free cash outflow was $93 million after funding approximately $262 million of net transaction, restructuring and integration costs. Prior to funding of transaction, restructuring and integration related cash costs, cash flow increased by approximately $186 million compared with last year.

Dividend
The Board's confidence in Amcor's near and long term growth opportunities and ability to generate significant free cash flow is reflected in today's declaration of a quarterly cash dividend of 65.0 cents per share, compared with 63.75 cents per share in the same quarter last year, declared as 12.75 cents per share before adjusting for the 1-for-5 reverse stock split effected on January 14, 2026. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 91.0 Australian cents per share, which reflects the quarterly dividend of 65.0 cents per share converted at an AUD:USD average exchange rate of 0.7167 over the five trading days ended May 4, 2026.
The ex-dividend date will be May 27, 2026 for holders of CDIs trading on the ASX and May 28, 2026 for holders of shares trading on the NYSE. For all shareholders, the record date will be May 28, 2026 and the payment date will be June 17, 2026.

Fiscal 2026 Guidance
For the fiscal year ending June 30, 2026, the Company expects:
•Adjusted EPS of approximately $3.98 to $4.03
▪Represents growth of approximately 12% at the midpoint
▪Mitigating adjusted EPS impact of Middle East conflict
▪Includes pre-tax synergy benefits related to the Berry acquisition of $270 million
•Free Cash Flow of $1.5 billion to $1.6 billion
▪Relative to previous $1.8 billion to $1.9 billion which assumed ~$200 million of inventory reduction by year end, now reflects higher inventory levels at higher cost to secure customer service levels given the impact of the Middle East conflict

Amcor’s guidance for fiscal 2026 reflects a full 12 months ownership of the Berry business and does not take into account the impact of potential portfolio optimization actions that may be completed through the year.

Amcor’s guidance contemplates a range of factors, including ongoing geopolitical developments related to the conflict in the Middle East, which creates a higher degree of uncertainty and additional complexity when estimating future financial results, and actual results could vary materially. Reconciliations of the fiscal 2026 projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for fiscal 2026 have not been completed. Refer to page 14 for further information.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Wednesday, May 6, 2026 at 8:00am US Eastern Daylight Time / Wednesday May 6, 2026 at 10:00pm Australian Eastern Standard Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID: 645052977
•USA: 833 461 5787 (toll free)
•Australia: 1800 849 752 (toll free)
•United Kingdom: 0808 196 8935 (toll free)
•Singapore: 1800 408 1721 (toll free)
•Hong Kong: 800 938 481 (toll free)
From all other countries, the call can be accessed by dialing +1 585 542 9983 (toll).
A replay of the webcast will also be available in the 'Investors" section at www.amcor.com following the call.

Segment Information
Global Flexible Packaging Solutions segment - March 2026 quarter

	Three Months Ended March 31,		Reported ∆%	Constant currency ∆%
	2025 $ million	2026 $ million
Net sales	2,406	3,250	35	29
Adjusted EBIT	343	452	32	28
Adjusted EBIT / Sales %	14.3	13.9
Net sales of $3,250 million were 29% higher than last year on a constant currency basis including approximately $695 million of acquired sales net of divestments, which represents growth of approximately 29%. The pass through of movements in raw material costs had a favorable impact of approximately 1% on net sales and the remaining (1%) year over year variation reflects the impact of volumes and price/mix.
The Company estimates that volumes for the Global Flexible Packaging Solutions segment were approximately 1.5% lower compared to volumes for the combined legacy Amcor and Berry businesses in the March quarter last year. By market category, volumes were higher in pet food and protein, offset by lower volumes in healthcare and other nutrition. By region, volumes were lower across North America and Europe, and higher than the prior year across the Asian region. The Company estimates that price/mix had an unfavorable impact of less than (1%) on net sales.
Adjusted EBIT of $452 million was 28% higher than last year on a constant currency basis, reflecting approximately $78 million of acquired EBIT, net of divestments which represents growth of approximately 23%. The remaining 5% year over year growth mainly reflects synergy benefits from the Berry acquisition, favorable cost performance and productivity benefits, partly offset by lower volumes.

Global Flexible Packaging Solutions segment - March 2026 YTD

	Nine Months Ended March 31,		Reported ∆%	Constant currency ∆%
	2025 $ million	2026 $ million
Net sales	7,072	9,304	32	27
Adjusted EBIT	963	1,256	30	28
Adjusted EBIT / Sales %	13.6	13.5
Net sales of $9,304 million were 27% higher than last year on a constant currency basis including approximately $1.9 billion of acquired sales net of divestments, which represents growth of approximately 27%. The pass through of movements in raw material costs had a favorable impact of approximately 1% on net sales and the remaining (1%) year over year variation reflects the impact of volumes and price/mix.
Adjusted EBIT of $1,256 million was 28% higher than last year on a constant currency basis, reflecting approximately $220 million of acquired EBIT, net of divestments which represents growth of approximately 23%. The remaining 5% year over year growth mainly reflects synergy benefits from the Berry acquisition partly offset by lower volumes.

Global Rigid Packaging Solutions segment - March 2026 quarter

	Three Months Ended March 31,		Reported ∆%	Constant currency ∆%
	2025 $ million	2026 $ million
Net sales	927	2,664	187	174
Adjusted EBIT	70	276	294	273
Adjusted EBIT / Sales %	7.6	10.4
Net sales of $2,664 million were 174% higher than last year on a constant currency basis, including approximately $1.7 billion of acquired sales, which represents growth of approximately 182% and an unfavorable impact of approximately (5%) from the pass through of lower raw material costs. The remaining (3%) year over year variation reflects the impact of volumes and price/mix.
Excluding non-core business, the Company estimates that volumes for the Global Rigid Packaging Solutions segment were approximately 1.5% lower compared with volumes for the combined legacy Amcor and Berry businesses in the March quarter last year. By market category, volumes were higher in liquids, foodservice and beauty & wellness offset by lower volumes in healthcare and other nutrition. By region, volumes in North America were lower than the prior year inclusive of U.S. storm related disruptions. Volumes were higher in Europe and across emerging markets, primarily in Latin America. The Company estimates that price/mix had no material impact on net sales.
Adjusted EBIT of $276 million was 273% higher than last year on a constant currency basis, including approximately $175 million of acquired EBIT which represents growth of approximately 253%. The remaining 20% year over year variation mainly reflects synergy benefits from the Berry acquisition and cost reduction initiatives, partly offset by lower volumes.
Adjusted EBIT margins of 10.4% were 280 basis points higher than the prior year reflecting the improved quality of the combined business.

Global Rigid Packaging Solutions segment - March 2026 YTD

	Nine Months Ended March 31,		Reported ∆%	Constant currency ∆%
	2025 $ million	2026 $ million
Net sales	2,855	7,804	173	164
Adjusted EBIT	216	824	281	266
Adjusted EBIT / Sales %	7.6	10.6
Net sales of $7,804 million, were 164% higher than last year on a constant currency basis, including approximately $5.0 billion of acquired sales net of divestments, which represents growth of approximately 173% and an unfavorable impact of approximately (3%) from the pass through of lower raw material costs. The remaining (6%) year over year variation reflects lower volumes and price/mix.
Adjusted EBIT of $824 million was 266% higher than last year on a constant currency basis, including approximately $580 million of acquired EBIT net of divestments which represents growth of approximately 269%. The remaining (3%) year over year variation mainly reflects lower volumes and performance in non-core businesses partly offset by synergy benefits from the Berry acquisition and cost reduction initiatives.
Adjusted EBIT margins of 10.6% were 300 basis points higher than the prior year reflecting the improved quality of the combined business.

About Amcor
Amcor is the global leader in developing and producing responsible consumer packaging and dispensing solutions across a variety of materials for nutrition, health, beauty and wellness categories. Our global product innovation and sustainability expertise enable us to solve packaging challenges around the world every day, producing a range of flexible packaging, rigid packaging, cartons and closures that are more sustainable, functional and appealing for our customers and their consumers. We are guided by our purpose of elevating customers, shaping lives and protecting the future. Supported by a commitment to safety, over 75,000 people generate $23 billion in annualized sales from operations that span over 400 locations in more than 40 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I YouTube

Contact Information

Investors
Tracey Whitehead	Damien Bird	Dustin Stilwell
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
+61 408 037 590	+61 481 900 499	+1 812 306 2964
tracey.whitehead@amcor.com	damien.bird@amcor.com	dustin.stilwell@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
$ in millions, except per share data	2025	2026	2025	2026
Net sales	3,333	5,914	9,927	17,108
Cost of sales	(2,679)	(4,724)	(7,988)	(13,755)
Gross profit	654	1,190	1,939	3,353
Selling, general, and administrative expenses	(266)	(488)	(797)	(1,363)
Amortization of acquired intangible assets	(37)	(134)	(116)	(411)
Research and development expenses	(27)	(44)	(82)	(128)
Restructuring, transaction and integration expenses, net	(32)	(69)	(71)	(262)
Other income, net	21	6	49	64
Operating income	313	461	922	1,253
Interest expense, net	(75)	(153)	(222)	(460)
Other non-operating income/(expenses), net	(1)	2	(3)	4
Income before income taxes and equity in income of affiliated companies	237	310	697	797
Income tax expense	(40)	(32)	(141)	(84)
Equity in income of affiliated companies, net of tax	—	—	1	4
Net income	197	278	557	717
Net income attributable to non-controlling interests	(1)	—	(7)	—
Net income attributable to Amcor plc	196	278	550	717
USD:EUR average FX rate	0.9507	0.8543	0.9327	0.8564

Basic earnings per share attributable to Amcor	0.68	0.60	1.91	1.55
Diluted earnings per share attributable to Amcor	0.68	0.60	1.90	1.55
Weighted average number of shares outstanding – Basic	288.6	463.4	288.4	463.1
Weighted average number of shares outstanding – Diluted	289.1	463.8	289.0	463.5
All prior periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended March 31,
($ million)	2025	2026
Net income	557	717
Depreciation, amortization and impairment	399	1,114
Net (gain)/loss on disposal of businesses and investments	(8)	2
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(804)	(1,101)
Other non-cash items	132	(176)
Net cash provided by operating activities	276	556
Purchase of property, plant and equipment and other intangible assets	(360)	(687)
Proceeds from sales of property, plant and equipment and other intangible assets	9	38
Business acquisitions	(11)	(17)
Proceeds from divestitures, net of cash divested	113	—
Proceeds from sale of affiliated companies and other investments	—	70
Net debt proceeds	2,044	1,787
Dividends paid	(550)	(894)
Purchase of treasury shares, proceeds from exercise of options and tax withholdings for share-based incentive plans	(38)	(57)
Cash and cash equivalents included in held for sale	—	(17)
Other, including effect of exchange rate on cash and cash equivalents	(26)	(19)
Net increase in cash and cash equivalents	1,457	760
Cash and cash equivalents balance at beginning of the year	588	827
Cash and cash equivalents balance at end of the period	2,045	1,587

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ million)	June 30, 2025	March 31, 2026
Cash and cash equivalents	827	1,587
Trade receivables, net	3,426	3,513
Inventories, net	3,471	3,362
Property, plant, and equipment, net	8,202	7,410
Goodwill and other intangible assets, net	18,679	18,639
Assets held for sale, net	—	503
Other assets	2,461	2,568
Total assets	37,066	37,582
Trade payables	3,490	2,989
Short-term debt and current portion of long-term debt	257	653
Long-term debt, less current portion	13,841	15,200
Liabilities held for sale	—	177
Accruals and other liabilities	7,738	6,901
Shareholders' equity	11,740	11,662
Total liabilities and shareholders' equity	37,066	37,582

Components of Fiscal 2026 Net Sales growth

	Three Months Ended March 31,			Nine Months Ended March 31,
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Total	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Total
Net sales fiscal year 2026	3,250	2,664	5,914	9,304	7,804	17,108
Net sales fiscal year 2025	2,406	927	3,333	7,072	2,855	9,927
Reported Growth %	35	187	77	32	173	72
FX %	6	13	7	5	9	5
Constant Currency Growth %	29	174	70	27	164	67
RM Pass Through %	1	(5)	—	1	(3)	—
Items affecting comparability %	29	182	71	27	173	69
Organic Growth %	(1)	(3)	(1)	(1)	(6)	(2)
Volume %	(2)	(3)	(2)	(2)	(5)	(3)
Price/Mix %	1	—	1	1	(1)	1

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Adjusted Free Cash Flow

	Three Months Ended March 31, 2025				Three Months Ended March 31, 2026
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted)	EBITDA	EBIT	Net Income	EPS (Diluted)
Net income attributable to Amcor	196	196	196	0.68	278	278	278	0.60
Net income attributable to non-controlling interests	1	1			—	—
Tax expense	40	40			32	32
Interest expense, net	75	75			153	153
Depreciation and amortization	131				346
EBITDA, EBIT, Net income, and EPS	443	312	196	0.68	809	463	278	0.60
Impact of hyperinflation	3	3	3	0.01	(2)	(2)	(2)	—
Restructuring, integration and related expenses, net(1)	14	14	14	0.06	59	65	65	0.15
Transaction costs	18	18	18	0.06	4	4	4	0.01
Other	—	—	—	—	22	22	22	0.04
Amortization of acquired intangibles(2)		37	37	0.13		134	134	0.29
Interest expense Berry Transaction			5	—			3	0.01
Tax effect of above items			(12)	(0.04)			(59)	(0.13)
Adjusted EBITDA, EBIT, Net income and EPS	477	384	261	0.90	892	687	446	0.96
Reconciliation of adjusted growth to constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					87	79	71	6
% currency impact					(7)	(7)	(8)	(4)
% constant currency growth					80	72	63	2

% items affecting comparability(3)					70	62
% from all other sources					10	10
Adjusted EBITDA	477				892
Interest paid, net	(40)				(143)
Income tax paid	(21)				(190)
Purchase of property, plant and equipment and other intangible assets	(117)				(227)
Proceeds from sales of property, plant and equipment and other intangible assets, net of restructuring	2				4
Movement in working capital	(277)				(287)
Other	(4)				(9)
Adjusted Free Cash Flow	20				39
Berry Transaction, restructuring and Integration costs, net	—				(78)
Free Cash Flow	20				(39)

All prior periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.
(1) Three months ended March 31, 2026 primarily reflects restructuring and integration costs incurred in connection with the Berry Global acquisition.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

	Nine Months Ended March 31, 2025				Nine Months Ended March 31, 2026
($ million)	EBITDA	EBIT	Net Income	EPS (Diluted)(1)	EBITDA	EBIT	Net Income	EPS (Diluted)(1)
Net income attributable to Amcor	550	550	550	1.90	717	717	717	1.55
Net income attributable to non controlling interests	7	7			—	—
Tax expense	141	141			84	84
Interest expense, net	222	222			460	460
Depreciation and amortization	401				1,083
EBITDA, EBIT, Net income and EPS	1,321	920	550	1.90	2,344	1,261	717	1.55
Impact of hyperinflation	8	8	8	0.03	13	13	13	0.03
Restructuring, integration and related expenses, net(2)	44	44	44	0.15	210	230	230	0.50
Transaction costs	27	27	27	0.09	32	32	32	0.07
Other	(3)	(3)	(3)	(0.01)	29	29	29	0.06
Amortization of acquired intangibles(3)		116	116	0.40		411	411	0.89
Interest expense Berry Transaction			5	0.02			29	0.06
Tax effect of above items			(19)	(0.07)			(168)	(0.37)
Adjusted EBITDA, EBIT, Net income and EPS	1,397	1,112	728	2.51	2,628	1,977	1,293	2.79
Reconciliation of adjusted growth to constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS					88	78	78	11
% currency impact					(5)	(5)	(6)	(3)
% constant currency growth					83	73	72	8

% items affecting comparability(4)					78	67
% from all other sources					5	6
Adjusted EBITDA	1,397				2,628
Interest paid, net	(167)				(406)
Income tax paid	(148)				(381)
Purchase of property, plant and equipment and other intangible assets	(360)				(687)
Proceeds from sales of property, plant and equipment and other intangible assets, net of restructuring	9				13
Movement in working capital	(710)				(899)
Other	(38)				(99)
Adjusted Free Cash Flow	(17)				169
Berry Transaction, restructuring and Integration costs, net	—				(262)
Free Cash Flow	(17)				(93)
All prior periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.
(1) Calculation of diluted EPS for the nine months ended March 31, 2025 excludes net income attributable to shares to be repurchased under forward contracts of $1 million.
(2) Nine months ended March 31, 2026 primarily reflects restructuring and integration costs incurred in connection with the Berry Global acquisition.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of adjusted EBIT by reportable segment

	Three Months Ended March 31, 2025				Three Months Ended March 31, 2026
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Other	Total	Global Flexible Packaging Solutions		Global Rigid Packaging Solutions		Other		Total
Net income attributable to Amcor				196							278
Net income attributable to non-controlling interests				1							—
Tax expense				40							32
Interest expense, net				75							153
EBIT	303	64	(55)	312	362		187		(86)		463
Impact of hyperinflation	—	3	—	3	—		(2)		—		(2)
Restructuring, integration and related expenses, net(1)	4	2	8	14	15		21		29		65
Transaction costs	—	1	17	18	—		—		4		4
Other	1	(2)	1	—	2		10		10		22
Amortization of acquired intangibles(2)	35	2	—	37	73		60		1		134
Adjusted EBIT	343	70	(29)	384	452		276		(42)		687
Adjusted EBIT / sales %	14.3%	7.6%		11.5%	13.9%		10.4%				11.6%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					32		294		—		79
% currency impact					(4)		(21)		—		(7)
% constant currency growth					28		273		—		72

% items affecting comparability(3)					23		253		—		62
% from all other sources					5	—	20	—	—	—	10
(1) Three months ended March 31, 2026 primarily includes costs incurred in connection with the Berry Global acquisition.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired operations.

	Nine Months Ended March 31, 2025				Nine Months Ended March 31, 2026
($ million)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Other	Total	Global Flexible Packaging Solutions		Global Rigid Packaging Solutions	Other	Total
Net income attributable to Amcor				550					717
Net income attributable to non-controlling interests				7					—
Tax expense				141					84
Interest expense, net				222					460
EBIT	815	212	(107)	920	934		525	(197)	1,261
Impact of hyperinflation	—	8		8	1		12	—	13
Restructuring, integration and related expenses, net(1)	30	5	9	44	78		97	55	230
Transaction costs	—	1	26	27	8		2	22	32
Other	10	(16)	3	(3)	10		6	13	29
Amortization of acquired intangibles(2)	108	6	2	116	225		183	3	411
Adjusted EBIT	963	216	(67)	1,112	1,256		824	(104)	1,977
Adjusted EBIT / sales %	13.6%	7.6%		11.2%	13.5%		10.6%		11.6%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT					30		281	—	78
% currency impact					(2)		(15)	—	(5)
% constant currency growth					28		266	—	73

% items affecting comparability(3)					23		269	—	67
% from all other sources					5	—	(3)	—	6
(1) Nine months ended March 31, 2026 primarily includes costs incurred in connection with the Berry Global acquisition.
(2) Amortization of acquired intangible assets from business combinations.
(3) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of net debt

($ million)	June 30, 2025	March 31, 2026
Cash and cash equivalents	(827)	(1,587)
Short-term debt	116	92
Current portion of long-term debt	141	561
Long-term debt, less current portion	13,841	15,200
Net debt	13,271	14,266

Historical net sales and adjusted EBIT by reporting segment
Effective January 1, 2026, the Company’s flexible operations in Latin America previously included in the Global Flexible Packaging Solutions reportable segment are now reflected in the Global Rigid Packaging Solutions reportable segment as the Company has consolidated management of its flexible and rigid packaging operations under one management team and the Company's Chief Operating Decision Maker is now reviewing results under this new structure. Prior period amounts have been recast to conform with current period presentation.

($ million)	Three Months Ended June 30, 2024		Three Months Ended September 30, 2024		Three Months Ended December 31, 2024		Three Months Ended March 31, 2025		Three Months Ended June 30, 2025		Three Months Ended September 30, 2025		Three Months Ended December 31, 2025
Global Flexibles Packaging Solutions - Net Sales		2,467		2,345		2,322		2,406		2,993		3,055		2,998
Global Flexibles Packaging Solutions - adjusted EBIT		385		312		309		343		435		409		394
Flexibles adjusted EBIT Margin %	15.6		13.3		13.3		14.3		14.5		13.4		13.1
Global Rigids Packaging Solutions - Net Sales		1,067		1,008		920		927		2,088		2,689		2,451
Global Rigids Packaging Solutions - adjusted EBIT		93		79		67		70		219		312		236
Rigid adjusted EBIT Margin %	8.7		7.8		7.3		7.6		10.5		11.6		9.6
Other - Net Sales
Other - adjusted EBIT		(24)		(26)		(12)		(29)		(43)		(34)		(27)
Other adjusted EBIT Margin %
Total Net Sales		3,535		3,353		3,241		3,333		5,082		5,745		5,449
Total adjusted EBIT		454		365		363		384		611		687		603
Total adjusted EBIT Margin %	12.8		10.9		11.2		11.5		12.0		12.0		11.1

Cautionary Statement Regarding Forward-Looking Statements
Unless otherwise indicated, references to "Amcor," the "Company," "we," "our," and "us" in this document refer to Amcor plc and its consolidated subsidiaries. This document contains certain statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like "believe," "expect," "target," "project," "may," "could," "would," "approximately," "possible," "will," "should," "intend," "plan," "anticipate," "commit," "estimate," "potential," "ambitions," "outlook," or "continue," the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor's business, including the ability to successfully realize the expected benefits of the merger of Amcor and Berry Global Group, Inc. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: risks arising from the integration of the Amcor and Berry Global Group, Inc., ("Berry") businesses as a result of the merger completed on April 30, 2025 (the "Transaction" or "Merger"); risk of continued substantial and unexpected costs or expenses resulting from the Transaction; risk that the anticipated benefits of the Transaction may not be realized when expected or in full; risk that the Company's significant indebtedness may limit its flexibility and increase its borrowing costs; risk that the Merger-related tax liabilities could have a material impact on the Company's financial results; risk that the strategic review of our portfolio may cause disruptions to our business or may not result in completion of a transaction to restructure or divest non-core businesses or may not create additional value for our shareholders; changes in consumer demand patterns and customer requirements in numerous industries; risk of loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which we operate; an inability to expand our current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions, including impacts from the Middle East conflict; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy and other inputs, which could adversely affect our business; production, supply, and other commercial risks, including those resulting from geopolitical conflicts and counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract, develop, and retain our skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; significant disruption at a key manufacturing facility; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier, and other data; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the key operational risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG") matters, or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in our geographic mix of earnings; and changes in trade policy, including tariff and custom regulations or failure to comply with such regulations. These risks and uncertainties are supplemented by those identified from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including without limitation, those described under Part I, "Item 1A - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, and as updated by our quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, financing-related expenses; and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's CEO and CFO transition; and impacts related to the Russia-Ukraine conflict and conflict in the Middle East.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, certain tax related events, and difficulty in making accurate forecasts and projections in connection with the legacy Berry Global business given recency of access to all relevant information. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Reconciliations of fiscal 2026 projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for fiscal 2026 have not been completed.

Reverse Stock Split
On January 14, 2026, the Company filed an amendment to its memorandum of association to effect a 1-for-5 reverse stock split (the “Reverse Split”) of the Company's ordinary shares. The Reverse Split became effective on January 14, 2026 and reduced the number of authorized ordinary shares to 1,800,000,000 and increased the par value of the ordinary shares to $0.05 per share. Accordingly, all share and per share amounts for all prior periods presented in the discussion within this release have been adjusted retroactively, where applicable, to reflect the Reverse Split.

Presentation of combined volume performance
In order to provide the most meaningful comparison of results of volume performance by region and end market for Amcor plc and for each of its reportable segments, the Company has included commentary to reflect Amcor’s estimate of year-over-year volume performance for the three and nine months ended March 31, 2026 compared with estimated combined volumes for the legacy Amcor and Berry Global businesses for the three and nine months ended March 31, 2025. The combined volume performance information has been presented for informational purposes and Amcor believes this information reflects the impact of the combination including allocation of volumes across the combined production footprint since May 1, 2025. For the avoidance of doubt, combined volume performance information is not intended to be, and was not, prepared on a basis consistent with pro forma financial information required by Article 11 of Regulation S-X.

Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from May 27, 2026 to May 28, 2026 inclusive.